Exhibit 23.1




            Consent of Independent Registered Public Accounting Firm




To the board of directors
Health Systems Solutions, Inc.



We hereby consent to the use in the Prospectus constituting part of the Registration Statement of Health Systems Solutions, Inc. on Form SB-2 of our report dated March 16, 2004, except for Note 13, as which the date is September 13, 2004, on the consolidated financial statements of Health Systems Solutions, Inc. and Subsidiaries as of December 31, 2003 and for the year in the period then ended which appear in such Prospectus. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.




/S/ SHERB & CO., LLP
New York, New York


November 22, 2004